Exhibit 4.14

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PCT LTD THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE SECURED NOTE

Issuance Date: **August 26th, 2020** Principal Amount: **$300,000.00**

FOR VALUE RECEIVED, **PCT, LTD**, a Nevada corporation (the "**Borrower**"), hereby promises to pay to **DIGITAL ALLY, INC.**, a Nevada corporation (the "**Holder**") or its registered assigns or successors in interest, on order, the sum of Three Hundred Thousand Dollars ($300,000.00)(the "**Principal Amount**") together with any accrued and unpaid interest hereon, on July 31, 2021 (the "**Maturity Date**") if not sooner paid. Borrower hereby acknowledges and agrees that One Hundred Fifty Thousand Dollars ($150,000.00) of the Principal Amount of this Note is being utilized to repay that certain promissory note dated July 7, 2020 between Borrower and Holder; therefore, Borrower is only receiving One Hundred Fifty Thousand Dollars ($150,000.00) less the amount of accrued and unpaid interest on the promissory note dated July 7, 2020, pursuant to this Note.

In connection with this Note, the Company will issue Holder a warrant (the "Warrant") exercisable to purchase five million (5,000,000) shares of its common stock (the "Common Stock") subject to adjustment as provided in paragraph 2 of the Common Stock Purchase Warrant Agreement at a price of $0.06 per share for a term of five years. The Warrant is attached as Exhibit B to this Note.

The following terms shall apply to this Note:

1. This Convertible Secured Note is secured by a security agreement of the same date which is attached hereto as EXHIBIT A.

2. Interest Rate. Interest payable on this Note shall accrue at a rate per annum (the "**Interest Rate**") equal to twelve percent (12%). Interest on the Principal Amount shall be payable quarterly (at the end of each calendar quarter) and any remaining accrued and unpaid interest in full on the Maturity Date, whether by acceleration or otherwise. In the event of the redemption or conversion of all or any portion of the Principal Amount, accrued interest on the amount so redeemed or converted shall be paid on the date of redemption or conversion, as the case may be.

3. Payment of Principal Amount. The Borrower shall pay the Holder seventy-five thousand ($75,000) at the end of each calendar quarter and any remaining unpaid principal of this Note, if not earlier converted or redeemed, on the Maturity Date..

4. Borrower Redemption of Principal Amount. At any time during the term of this Note, the Borrower will have the option of prepaying the outstanding Principal Amount ("**Optional Amortizing Redemption**"), in whole or in part, by paying to the Holder a sum of money equal to one hundred ten percent (110%) of the Principal Amount to be redeemed, together with accrued but unpaid Interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note (the "**Redemption Amount**") on the Redemption Payment Date (as defined below). The Borrower shall deliver to the Holder a notice of redemption (the "**Notice of Redemption**") specifying the date for such Optional Redemption (the "**Redemption Payment Date**"), which date shall be not less than fifteen (15) days after the date of the Notice of Redemption (the "**Redemption Period**"). The Holder may at its' discretion, exercise its' right to convert any or all principal amount of this Promissory Note during this Redemption Period. On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

5. Conversion of Note.

(a) *Conversion; Conversion Price; Valuation Event.* This Note may be converted, either in whole or in part, up to the full Principal Amount and accrued Interest hereof (the "**Conversion Amount**") into shares of Common Stock (calculated as to each such conversion to the nearest whole share)(the "**Shares**"), at any time (subject to Section 5(b) below) and from time to time on any business day, subject to compliance with this Section 5. The number of Shares into which this Note may be converted is equal to the dollar amount of the Principal Amount being converted divided by the Conversion Price. The "**Conversion Price**" shall be $0.05 The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Agreement shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "**Conversion Rate**").

(i) In the event that the Borrower shall at any time after the date of this Note and prior to its conversion or Maturity: (i) declare a dividend or make a distribution on the outstanding Common Stock payable in shares of its capital stock, (ii) subdivide the outstanding Common Stock into a greater number of shares of Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Borrower is the continuing corporation), then, in each case, the Conversion Price in effect at the time of the record date for the determination of stockholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination, or reclassification shall be adjusted so that it shall equal the price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of

Common Stock outstanding after giving effect to such action. Such adjustment shall be made successively whenever any event listed above shall occur and shall become effective at the close of business on such record date or at the close of business on the date immediately preceding such effective date, as applicable. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a Share, as the case may be. No adjustment in the Conversion Price shall be required if such adjustment is less than $0.005; provided, however, that any adjustments which by reason of this Section 5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(ii) In case of any reclassification or change of the shares of Common Stock issuable upon conversion of this Note (other than a change in par value or from a specified par value to no par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Borrower in which the Borrower is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), the Holder of this Note shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger. Thereafter, appropriate provision shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments set forth herein. The above provisions shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

(b) *Voluntary Conversion.* The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest due hereon, into Shares, subject to the terms and conditions set forth herein. The Shares to be issued upon such conversion are herein referred to as the "**Conversion Shares.**"

(i) In the event that the Holder elects to convert any amounts outstanding under this Note into Shares, the Holder shall give two (2) days notice of such election by delivering an executed and completed notice of conversion (a "**Notice of Conversion**") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount and accrued interest being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount and accrued interest as entered in its records. The later of (A) the date specified by Holder in the Notice of Conversion, or (B) the 2nd day following the date on which a Notice of Conversion is delivered or faxed to the Borrower in accordance with the provisions hereof, shall be deemed a "**Conversion Date**". A

form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit C.

(ii) Pursuant to the terms of a Notice of Conversion, the Borrower shall deliver to the Holder a certificate representing the Conversion Shares within three (3) business days after the expiration of the period set forth in Section 5(b)(iii) below (the "**Delivery Date**"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the Conversion Date (which date shall not be less than 10 days from the Notice of Conversion). On the date of conversion, the Holder shall be treated for all purposes as the record holder of such Shares, unless the Holder provides the Borrower written instructions to the contrary.

(iii) Upon the receipt of a Conversion Notice from Holder, the Borrower shall have ten (10) days to redeem the Principal Amount and accrued Interest specified in the Conversion Notice. If upon expiration of the period specified above, the Borrower does not redeem the amount specified in the Conversion Notice, the Borrower shall deliver the Shares to the Holder as specified herein.

(c) *Fractional Shares.* No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be delivered upon conversion of this Note. Instead of any fractional shares of Common Stock which otherwise would be delivered upon conversion of this Note, the Company shall round up the number of Shares delivered to Holder to the nearest whole Share.

(d) *Surrender of Notes.* Upon any redemption or conversion of the entire remaining Principal amount under this Note, the Holder shall either deliver this Note by hand to the Borrower at its principal executive offices or surrender the same to the Borrower at such address by nationally recognized overnight courier.

(e) *Piggy-Back Registration.* If, at any time during the term of this Note, the Borrower shall determine to prepare and file with the Securities and Exchange Commission ("**SEC**") a registration statement relating to an offering for its own account or the account of others under the Securities Exchange Act of 1933, as amended ("**Securities Act**") of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Borrower's stock option or other employee benefit plans, then the Borrower shall deliver to the Holder a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, Holder shall so request in writing, the Borrower shall include in such registration statement all or any part of any Shares such Holder requests to be registered; provided, however, that the Borrower shall not be required to register any Shares pursuant to this Section 5(f) that are eligible for resale without volume or manner of sale restrictions pursuant to Rule 144 promulgated by the SEC pursuant to the Securities Act or that are the subject of a then effective registration statement.

(f)Reservation of Shares. The Company shall at all times reserve, for the purpose of issuance of common shares under the terms of this Note such number of shares of Common Stock or such class or classes of capital stock or other securities as shall from time to time be sufficient to comply with the conversion provisions of this Note and the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized and unissued Common Stock or such other class or classes of capital stock or other securities to such number as shall be sufficient for that purpose.

6. Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued Interest which shall not have been converted or paid.

7. Events of Default. Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be 100% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the "**Default Payment**"). The Default Payment shall be first applied to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

The occurrence of any of the following events is an "**Event of Default**":

(a) *Failure to Pay Principal, Interest or other Fees.* The Borrower fails to pay when due any installment of principal or interest hereon in accordance herewith, and such failure shall continue for a period of ten (10) days following the date upon which any such payment was due.

(b) *Receiver or Trustee.* The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(c) *Judgments.* Any money judgment, writ or similar final process shall be entered or filed against the Borrower or its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

(d) *Bankruptcy.* Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

8. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9. Notices. Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at: PCT, LTD, 4235 Commerce Street, Little River, South Carolina 29566, facsimile number (843) 390 - 2327 and to the Holder at the address and facsimile number set forth on the signature page of this Note, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.

10. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued hereunder, as it may be amended or supplemented.

11. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may not be assigned by the Borrower without the consent of the Holder.

12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. Both parties-agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

13. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 26th day of August, 2020.

PCT LTD

By: ______________________________
Gary Grieco, CEO/President

HOLDER:
Digital Ally, Inc.

By: ______________________________
Stanton E. Ross, CEO

Address: 15612 College Blvd., Lenexa, KS 66219

Facsimile Number: ____________________

[redacted]

EXHIBIT A

SECURITY AGREEMENT

(to be determined)

EXHIBIT B

COMMON STOCK PURCHASE WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THE REGISTRATION IS NOT REQUIRED.

No. of Shares:	**5,000,000 (subject to adjustment)**	**Issue Date:**	**August 26, 2020**
Exercise Price:	**$0.06**	**Expiration Date:**	**August 26, 2025**

PCT, LTD.

COMMON STOCK PURCHASE WARRANT

PCT, LTD (the "Company"), a Nevada corporation, hereby certifies that, for value received of $0.001 per Warrant, **Digital Ally, Inc. A Nevada Corporation with a business address of 15612 College Blvd., Lenexa, KS 66219 or registered assigns (the "Holder")** , is entitled, subject to the terms set forth below, at any time, or from time to time, after the date hereof and before the Expiration Date (as defined below), to purchase from the Company **Five Thousand (5,000,000) shares** (the "Shares") of common stock, $0.001 par value (the "Common Stock"), of the Company at a price of **Six Cents ($0.06)** per Share. The number of shares that may be purchased, is adjustable from time to time pursuant to the provisions of this Warrant. The Company is issuing this Warrant in connection with the issuance of a 12% Convertible Secured Note in the principal amount of **$300,000** (the "Note") dated August 26th, 2020 issued to the Holder by the Company.

1. **Term of the Warrant.**

1.1 ***Time of Exercise.*** Subject to the provisions of Sections 1.5, "Transfer and Assignment," and 3.1, "Registration and Legends," this Warrant may be exercised at any time and from time to time after 9:00 a.m., local time, on **August 26th, 2020** (the "Exercise Commencement Date"), but no later than 5:00 p.m., local time, **August 26th, 2025** (the

"Expiration Date"), at which point it shall become void and all rights under this Warrant shall cease.

1.2 ***Manner of Exercise.*** Subject to the provisions of Section 1.4, "Holder as Owner," the Holder may exercise this Warrant in whole or in part on the date hereof or by presentation and surrender thereof to the Company at its principal executive office or at the office of its stock transfer agent, if any, the subscription form annexed hereto (the "Subscription Form") duly executed and accompanied by payment as follows:

1.2.1 in cash or by certified or official bank check, payable to the order of the Company, in the amount equal to the Exercise Price multiplied by the number of Shares specified in such form, together with all taxes applicable upon such exercise;

1.2.2 by surrendering to the Company that number of Shares owned by the Holder whose value is equal to the Exercise Price multiplied by the number of Shares specified in the Subscription Form;

1.2.3 by surrendering the right to acquire a number of Shares having an aggregate value such that the amount by which the aggregate value of such Shares exceeds the aggregate Exercise Price is equal to the Exercise Price;

1.2.4 any combination of the foregoing; or

1.2.5 any other manner acceptable to the Company.

For purposes of surrendering Shares to satisfy the Exercise Price, the value of the Shares shall be equal to the current market price for Common Stock (the "Market Price") on the relevant date of such exercise of this Warrant from time to time (the "Exercise Date").

$$X = \frac{Y(A - B)}{A}$$

Where

X -- The number of Shares to be issued to the Holder.

Y -- The number of Shares purchasable under this Warrant.

A -- The Market Price of one Share.

B -- The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 1, the Market Price of a Share shall mean the average of the closing bid and asked prices of Shares quoted on the Nasdaq Capital Market or in the over-the-counter market in which the Shares are traded or the closing sale price quoted on any exchange on which the Shares are listed, whichever is applicable, for the ten (10) trading days prior to the date of determination of Market Price (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-

counter market or on an exchange, the Market Price shall be the price per Share at which the Company sold Common Stock previous to the date of exercise.

1.2.6 Upon receipt of this Warrant, with the Subscription Form duly executed and accompanied by payment of the aggregate Exercise Price for the Shares for which this Warrant is then being exercised, the Company shall cause to be issued certificates or other evidence of ownership for the total number of whole Shares for which this Warrant is being exercised in such denominations as are required for delivery to the Holder, and the Company shall thereupon deliver such documents to the Holder or its nominee.

1.2.7 If the Holder exercises this Warrant with respect to fewer than all of the Shares that may be purchased under this Warrant, the Company shall execute a new Warrant for the balance of the Shares that may be purchased upon exercise of this Warrant and deliver such new Warrant to the Holder.

1.2.8 The Company covenants and agrees that it will pay when due and payable any and all transfer taxes which may be payable in respect of the issue of this Warrant, or the issue of any Shares upon the exercise of this Warrant. The Company shall not, however, be required to pay any transfer or other tax which may be payable in respect of any transfer involved in the issuance or delivery of this Warrant or of the Shares in a name other than that of the Holder at the time of surrender, and until the payment of such tax, the Company shall not be required to issue such Shares.

1.2.9 The Company shall, at the time of any exercise of all or part of this Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holders shall continue to be entitled after such exercise in accordance with the provisions of this Warrant, provided that if the Holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligations of the Company to afford to such Holder any such rights.

1.3 ***Exchange of Warrant***. This Warrant may be split-up, combined or exchanged for another Warrant or Warrants of like tenor to purchase a like aggregate number of Shares. If the Holder desires to split-up, combine or exchange this Warrant, he shall make such request in writing delivered to the Company at its corporate office and shall surrender this Warrant and any other Warrants to be so split-up, combined or exchanged, the Company shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested. The Company shall not be required to effect any split-up, combination or exchange that will result in the issuance of a Warrant entitling the Holder to purchase upon exercise a fraction of a Share. The Company may require the Holder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split-up, combination or exchange of Warrants. The term "Warrant" as used herein includes any Warrants issued in substitution for or replacement of this Warrant, or into which this Warrant may be divided or exchanged.

1.4 ***Holder as Owner***. Prior to due presentment for registration of transfer of this Warrant, the Company may deem and treat the Holder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice

to the contrary. Irrespective of the date of issue and delivery of certificates for any Shares issuable upon the exercise of the Warrant, each person in whose name any such certificate is issued shall be deemed to have become the holder of record of the Shares represented thereby on the date on which all or a portion of the Warrant surrendered in connection with the subscription therefor was surrendered and payment of the Exercise Price was tendered. No surrender of all or a portion of the Warrant on any date when the stock transfer books of the Company are closed, however, shall be effective to constitute the person or persons entitled to receive Shares upon such surrender as the record holder of such Shares on such date, but such person or persons shall be constituted the record holder or holders of such Shares at the close of business on the next succeeding date on which the stock transfer books are opened. Each person holding any Shares received upon exercise of Warrant shall be entitled to receive only dividends or distributions payable to holders of record on or after the date on which such person shall be deemed to have become the holder of record of such Shares.

1.5 ***Transfer and Assignment.*** This Warrant may not be sold, hypothecated, exercised, assigned or transferred except in accordance with and subject to the provisions of the Securities Act of 1933, as amended ("Act").

1.6 ***Method for Assignment.*** Any assignment permitted under this Warrant shall be made by surrender of this Warrant to the Company at its principal office with the form of assignment attached hereto duly executed and funds sufficient to pay any transfer tax. In such event, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee designated in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation thereof at the corporate office of the Company together with a written notice signed by the Holder, specifying the names and denominations in which such new Warrants are to be issued.

1.7 ***Rights of Holder.*** Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or consent or receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following shall occur:

1.7.1 The Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

1.7.2 The Company shall offer to the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

1.7.3 There shall be proposed any capital reorganization or reclassification of the Common Stock, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another entity; or

1.7.4 There shall be proposed a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall cause to be mailed to the Holder, at the earliest practicable time (and, in any event, not less than thirty (30) days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken to determine the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the kind and amount of the Common Stock and other securities and property deliverable upon exercise of this Warrant. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to exercise this Warrant shall terminate). Without limiting the obligation of the Company to provide notice to the holder of actions hereunder, the failure of the Company to give notice shall not invalidate such action of the Company.

1.8 ***Lost Warrant Certificate(s).*** Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction of reasonably satisfactory indemnification, including a surety bond if required by the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company will cause to be executed and delivered a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

1.9 ***Covenants of the Company.*** The Company covenants and agrees as follows:

1.9.1 At all times it shall reserve and keep available for the exercise of this Warrant into Common Stock such number of authorized shares of Common Stock as are sufficient to permit the exercise in full of this Warrant into Common Stock; and

1.9.2 All Shares issued upon exercise of the Warrant shall be duly authorized, validly issued and outstanding, fully-paid and non-assessable.

2. Adjustment of the Exercise Price and Number of Shares Purchasable Upon Exercise

2.1 ***Default in Payment of the Note.*** If the Company fails to pay the Note when due whether on the scheduled payment date, Maturity Date or earlier acceleration thereof upon the

occurrence of an Event of Default, as such terms are defined in the Note, without any action on the part of the Company or the Holder, the number of shares of common stock that may be purchased under this Agreement shall automatically be **increased to 200% of the original number of shares.**

2.2 *Recapitalization.* The number of Shares purchasable on exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time in the event that the Company shall: (i) pay a dividend in, or make a distribution of, shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) spin-off a subsidiary by distributing, as a dividend or otherwise, shares of the subsidiary to its stockholders. In any such case, the total number of shares purchasable on exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive, at the same aggregate purchase price, the number of shares of Common Stock that the Holder would have owned or would have been entitled to receive immediately following the occurrence of any of the events described above had this Warrant been exercised in full immediately prior to the occurrence (or applicable record date) of such event. An adjustment made pursuant to this Section 2 shall, in the case of a stock dividend or distribution, be made as of the record date and, in the case of a subdivision or combination, be made as of the effective date thereof. If, as a result of any adjustment pursuant to this Section 2, the Holder shall become entitled to receive shares of two or more classes of series of securities of the Company, the Board of Directors of the Company shall equitably determine the allocation of the adjusted purchase price between or among shares or other units of such classes or series and shall notify the Holder of such allocation.

2.3 *Merger or Consolidation.* In the event of any reorganization or recapitalization of the Company or in the event the Company consolidates with or merges into another entity or transfers all or substantially all of its assets to another entity, then and in each such event, the Holder, on exercise of this Warrant as provided herein, at any time after the consummation of such reorganization, recapitalization, consolidation, merger or transfer, shall be entitled, and the documents executed to effectuate such event shall so provide, to receive the stock or other securities or property to which the Holder would have been entitled upon such consummation if the Holder had exercised this Warrant immediately prior thereto. In such case, the terms of this Warrant shall survive the consummation of any such reorganization, recapitalization, consolidation, merger or transfer and shall be applicable to the shares of stock or other securities or property receivable on the exercise of this Warrant after such consummation and as an exchange for a larger or smaller number of shares, as the case may be.

2.4 *Notice of Dissolution or Liquidation.* Except as otherwise provided in Section 2.3, "Merger or Consolidation," in the case of any sale or conveyance of all or substantially all of the assets of the Company in connection with a plan of complete liquidation of the Company, or in the case of the dissolution, liquidation or winding-up of the Company, all rights under this Warrant shall terminate on a date fixed by the Company, such date so fixed to be not earlier than the date of the commencement of the proceedings for such dissolution, liquidation or winding-up and not later than thirty (30) days after such commencement date. Notice of such termination of purchase rights shall be given to the Holder at least thirty (30) days prior to such termination date.

2.5 *Statement of Adjustment.* Any adjustment pursuant to the provisions of this Section 2 shall be made on the basis of the number of Shares which the Holder would have been entitled to acquire by exercise of this Warrant immediately prior to the event giving rise to such adjustment and, as to the Exercise Price in effect immediately prior to the rise to such adjustment. Whenever any such adjustment is required to be made, the Company shall forthwith determine the new number of Shares that the Holder hereof shall be entitled to purchase hereunder and/or such new Exercise Price and shall prepare, retain on file and transmit to the Holder within ten (10) days after such preparation a statement describing in reasonable detail the method used in calculating such adjustment.

2.6 *No Fractional Shares.* The Company shall not issue any fraction of a Share in connection with the exercise of this Warrant, and in any case where the Holder would, except for the provisions of this Section 2.6, be entitled under the terms of this Warrant to receive a fraction of a Share upon such exercise, the Company shall upon the exercise and receipt of the Exercise Price, issue the largest number of whole Shares purchasable upon exercise of this Warrant. The Company shall not be required to make any cash or other adjustment in respect of such fraction of a Share to which the Holder would otherwise be entitled. The Holder, by the acceptance of this Warrant, expressly waives his right to receive a certificate for any fraction of a Share upon exercise hereof.

2.7 *No Change in Form Required.* The form of Warrant need not be changed because of any change pursuant to this Section 2 in the Exercise Price or in the number of Shares purchasable upon the exercise of a Warrant, may state the same Exercise Price and the same number of shares of Common Stock as are stated in the Warrants initially issued pursuant to the Agreement.

3. **Registration Under the Securities Act of 1933.**

3.1 *Registration and Legends.* The Holder understands that (i) the Company has not registered the Warrant or the Shares under the Act, or the applicable securities laws of any state in reliance on exemptions from registration and (ii) such exemptions depend upon the Holder's investment intent at the time the Holder acquires the Warrant or the Shares. The Holder therefore represents and warrants that it is acquiring the Warrant, and will acquire the Shares, for the Holder's own account for investment and not with a view to distribution, assignment, resale or other transfer of the Warrant or the Shares. Because the Warrant and the Shares are not registered, the Holder is aware that the Holder must hold them indefinitely unless they are registered under the Act and any applicable securities laws or the Holder must obtain exemptions from such registration. Upon exercise, in part or in whole, of this Warrant, the Shares shall bear the following legend:

> The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended ("Act") or any applicable state securities laws, and they may not be offered for sale, sold, transferred, pledged or hypothecated without an effective registration statement under the Securities Act and under any applicable state securities laws, or an opinion of counsel, satisfactory to the Company, that an exemption from such registration is available.

3.2 *No-Action Letter.* The Company agrees that it will be satisfied that no post-effective amendment or new registration is required for the public sale of the Shares if it shall be presented with a letter from the Staff of the Securities and Exchange Commission (the "Commission"), stating in effect that, based upon stated facts which the Company shall have no reason to believe are not true in any material respect, the Staff will not recommend any action to the Commission if such Shares are offered and sold without delivery of a prospectus, and that, therefore, no Registration Statement under which such shares are to be registered is required to be filed.

3.3 *Agreements.* The agreements in this Section shall continue in effect regardless of the exercise and surrender of this Warrant.

4. **Reservation of Shares.** The Company shall at all times reserve, for the purpose of issuance on exercise of this Warrant such number of shares of Common Stock or such class or classes of capital stock or other securities as shall from time to time be sufficient to comply with this Warrant and the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized and unissued Common Stock or such other class or classes of capital stock or other securities to such number as shall be sufficient for that purpose.

5. **Survival.** All agreements, covenants, representations and warranties herein shall survive the execution and delivery of this Warrant and any investigation at any time made by or on behalf of any parties hereto and the exercise, sale and purchase of this Warrant (and any other securities or property) issuable on exercise hereof.

6. **Remedies.** The Company agrees that the remedies at law of the Holder, in the event of any default or threatened default by the Company in the performance or compliance with any of the terms of this Warrant, may not be adequate and such terms may, in addition to and not in lieu of any other remedy, be specifically enforced by a decree of specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

7. **Representations and Warranties by the Holder.** The Holder, by its acceptance of this Warrant, represents and warrants to the Company as follows:

7.1 This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act. Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale;

7.2 The Holder understands that the Warrant and the Shares have not been registered under the Act or any applicable state securities laws by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent

disposition thereof is registered under the Act or any applicable state securities laws or is exempted from such registration;

7.3 The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith;

7.4 The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant; and

7.5 The Holder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act.

8. **Other Matters.**

8.1 ***Binding Effect.*** All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder.

8.2 ***Notices.*** All notices or demands provided for in this Warrant shall be validly given if in writing and delivered personally, sent by certified mail, postage prepaid, or sent via an express delivery service, such as Federal Express or United Parcel Service, to one party by the other party to the address set forth in this Warrant or to such other address as each party may from time to time designate in writing. The Company's address is:

PCT, LTD
4235 Commerce Street, Little River
South Carolina 29566

Attn: President

Holder's address is set forth in the first paragraph of this Warrant.

8.3 ***Governing Law.*** The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Nevada.

8.4 ***Parties Bound and Benefitted.*** Nothing in this Warrant expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company and the Holder any right, remedy or claim under promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Warrant shall be for the sole and exclusive benefit of the Company and its successors and of the Holder, its successors and, if permitted, its assignees.

8.5 ***Headings.*** The Article headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, this Warrant has been duly executed by the Company under its corporate seal as of **August 26th, 2020.**

PCT, LTD

By: ___________________________________

Gary Grieco

Its: President and Chief Executive Officer

PCT, LTD.
Assignment

FOR VALUE RECEIVED, ______________________________ hereby sells, assigns and transfers unto ____ ____ the within Warrant and the rights represented thereby, and does hereby irrevocably constitute and appoint ______________________________ Attorney, to transfer said Warrant on the books of the Company, with full power of substitution.

Dated:____________________

Signed:______________________________

Print Name:___________________________

SUBSCRIPTION FORM

PCT, LTD.
4325 COMMERCE STREET
LITTLE RIVER, SC 29566

The undersigned hereby irrevocably subscribes for the purchase of ______________ shares of Common Stock (the "Shares"), pursuant to and in accordance with the terms and conditions of this Warrant, and herewith makes payment, covering the purchase of the Shares, which should be delivered to the undersigned at the address stated below, and, if such number of Shares shall not be all of the Shares purchasable hereunder, then a new Warrant of like tenor for the balance of the remaining Shares purchasable under this Warrant be delivered to the undersigned at the address stated below.

The undersigned agrees that: (1) the undersigned will not offer, sell, transfer or otherwise dispose of any such Shares, unless either (a) a registration statement, or post-effective amendment thereto, covering such Shares have been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and such sale, transfer or other disposition is accompanied by a prospectus meeting the requirements of Section 10 of the Act forming a part of such registration statement, or post-effective amendment thereto, which is in effect under the Act covering the Shares to be so sold, transferred or otherwise disposed of, or (b) counsel to the Company satisfactory to the undersigned has rendered an opinion in writing and addressed to the Company that such proposed offer, sale, transfer or other disposition of the Shares is exempt from the provisions of Section 5 of the Act in view of the circumstances of such proposed offer, sale, transfer or other disposition; (2) the Company may notify the transfer agent for its Common Stock that the certificates for the Common Stock acquired by the undersigned are not to be transferred unless the transfer agent receives advice from the Company that one or both of the conditions referred to in (1)(a) and (1)(b) above have been satisfied; and (3) the Company may affix the legend set forth in Section 3.1 of this Warrant to the certificates for Shares hereby subscribed for, if such legend is applicable.

Dated: ____________________   Signed:____

Address:______________________________________

EXHIBIT C

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Shares)

Digital Ally, Inc.
15612 College Blvd.
Lenexa, KS 66219

The Undersigned hereby converts $_________ of the principal due on under the Convertible Term Note issued by PCT LTD dated August 26th, 2020 by delivery of Shares in PCT LTD on and subject to the conditions set forth in the Note.

1. Date of Notice ____________________

2. Date of Conversion ____________________ (must be at least 2 days From Date of Notice)

3. Conversion Amount ____________________

4. Conversion Price ____________________

5. Shares To Be Delivered: ____________________

By: ____________________

Name: ____________________

Title: ____________________

QB\19425816.1